EXHIBIT 10.2
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              (Letterhead of Loewen, Ondaatje, McCutcheon Limited)

June 22, 2005

Adsero Corp.
2101 Nobel Street
Sainte-Julie, Quebec
J3E 1Z8

ATTENTION: MR. WILLIAM SMITH

Dear Gentlemen:

Based on the information previously provided to Loewen, Ondaatje, McCutcheon Limited ("LOM") by Adsero Corp. ("Adsero"), which Adsero warrants is true, correct and complete in every respect, LOM is willing to make a loan to Adsero in the amount of US$1,001,000 (the "Loan"). The purpose of the Loan is to permit Adsero to purchase 10% of the issued and outstanding shares of Turbon AG.

This is a binding letter agreement in respect of the terms and conditions of the Loan. The term (the "Term") of this letter agreement and of the Loan shall be one year from the date of the advance to Adsero under the Loan. Interest shall accrue on the amounts outstanding under the Loan at a rate of 10% compounded semi-annually. Interest shall begin accruing immediately upon the date of the advance hereunder and shall be payable on a quarterly basis, beginning on September 1, 2005. The outstanding principal, in addition to any interest thereon accrued but not yet paid, shall be due and payable by Adsero to LOM at the expiry of the Term, or sooner in certain circumstances described below.

As partial consideration for the entering into of this letter agreement, Adsero shall as soon as possible after the date hereof issue to LOM 100,000 common share purchase warrants, each warrant entitling LOM to purchase one common share of Adsero at a price of US$1.50 per share during the 30 month period following issuance of the warrants.

In the event that either (i) LOM is unable to market and successfully place the current proposed private placement of securities by Adsero with investors by August 15, 2005 as the result of any due diligence issues that may arise during its review of Adsero, or (ii) any of the events set out below in paragraphs (a) to (g) occur, LOM shall have the option, but not the obligation, to convert immediately the outstanding principal and accrued interest under the Loan into units of Adsero ("Units") at a conversion rate of one Unit for each US$0.50 of principal and/or accrued interest outstanding. Each Unit shall consist of one common share of Adsero and one common share purchase warrant (a "Warrant"). Each Warrant shall entitle LOM to purchase an additional common share of Adsero at a price of US$1.50 per common share during the three year period following issuance of the Warrants.

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In the event that Adsero raises any funds pursuant to an equity or debt offering during the Term, Adsero shall apply the proceeds from such offering to repay immediately the principal and unpaid interest under the Loan.

LOM may immediately declare the entire balance of the principal outstanding under the Loan, plus all interest thereon, as immediately due and payable without the necessity for any notice of acceleration if any one of the following events shall have occurred:

(a)   Adsero fails to pay any amounts payable under the Loan when due;

(b)   Adsero sells all or substantially all of its assets;

(c) Adsero issues and equity or debt securities other than pursuant to instruments outstanding on the date hereof, without the consent of LOM;

(d) Adsero fails to apply the funds provided under the loan for purchase of a 10% interest in Turbon AG;

(e)   Adsero becomes insolvent;

(f)   Adsero borrows any further funds; or

(g) Adsero fails to immediately issue to LOM the Units in the event LOM elects to convert the Loan in the manner described above.

The parties agree to enter into a formal loan agreement as soon as possible after the date hereof.

Adsero represents and warrants to and in favour of LOM as follows:

a) Adsero is a valid and subsisting corporation under the laws applicable to it.

b) Adsero has the power, capacity, legal right and authority, and has taken all necessary corporate action, to execute and perform this letter agreement.

c) Adsero has the power, capacity, legal right and authority, and holds all licences, permits and consents which it requires, to own its property and to carry on its current business, and any business in which it contemplates it will engage, in each relevant jurisdiction.

d) Neither the execution nor the performance of this letter agreement requires the approval of any regulatory agency having jurisdiction over Adsero nor is this letter agreement in contravention of or in conflict with the articles, by-laws or resolutions of the directors or shareholders of Adsero or of the provisions of any agreement to which Adsero is a party or by which any of its property may be bound or of any statute, regulation, by-law, ordinance or other law, or of any judgment, decree, award, ruling or order to which Adsero or any of its property may be subject.

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e)    Adsero is not in breach of any agreement to which it is a party except as otherwise disclosed in its public filings.

f) This letter agreement constitutes a valid and legally binding obligation of Adsero enforceable against Adsero in accordance with its terms, subject only to bankruptcy, insolvency or other statutes or judicial decisions affecting the enforcement of creditors' rights in general and to general principles of equity under which specific performance and injunctive relief may be refused by a court in its discretion.

g) In all information and financial statements supplied for the benefit of LOM, Adsero has made no untrue statement of any material fact, and has revealed all material facts the omission of which would make such information and statements misleading. Adsero has disclosed all facts which materially adversely affect or, so far as Adsero can reasonably foresee, will materially adversely affect the business, properties, prospects or financial condition of Adsero or the ability of Adsero to perform its obligations hereunder. All accounting information and financial statements supplied for the benefit of LOM have been prepared in accordance with generally accepted accounting principles.

Adsero covenants to and in favour of LOM as follows:

a) Adsero shall keep proper books of account in accordance with generally accepted accounting principles and shall furnish all information and statements relating to its business that LOM requests. Adsero shall permit LOM or its authorized agent at any time to have access to all premises occupied by Adsero in order to examine the books of account and other financial records and reports of Adsero.

b) Adsero shall pay all Taxes when due and shall provide LOM with evidence of such payments upon request.

Time is of the essence of each provision of this letter agreement.

This letter agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario. Adsero irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.

Adsero acknowledges that the provisions of this letter agreement and, in particular, those respecting rights, remedies and powers of LOM against Adsero and its business are commercially reasonable and not manifestly unreasonable.

This letter agreement may only be amended or supplemented by a written agreement signed by Adsero and LOM.

This letter agreement shall enure to the benefit of LOM and its successors and permitted assigns and shall bind Adsero and its successors.

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This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument and it shall not be necessary in making proof of this letter agreement to produce or account for more than one such counterpart.

The signatories hereto acknowledge that they have been advised to seek independent legal advice in connection with the execution and delivery of this agreement and the completion of the transactions contemplated hereby, and that they have read this agreement in its entirety, understand it and agree to be bound by its terms and conditions.

If the foregoing correctly reflects the terms of the arrangements between us, please so indicate by signing the duplicate of this letter and returning it to us as soon as possible.

                                        Yours very truly,

                                        LOEWEN, ONDAATJE, MCCUTCHEON LIMITED


                                        By: /s/ Garrett Herman
                                            ------------------------------------
                                            Garrett Herman
                                            Chairman and Chief Executive Officer

Accepted and agreed this 22nd day of June, 2005

                                        ADSERO CORP.


                                        By: /s/ William M. Smith
                                            ------------------------------------
                                            Name:   William M. Smith - CFO


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